Exhibit 5.8

The Companies (as defined below)

(hereinafter, the “Addressees”)

Luxembourg, 4 March 2022

Ref.:	PIT/ADJ/JML

Re:	Ralph Coffman Luxembourg S.à r.l., RDC Holdings Luxembourg S.à r.l., Rowan International Rig Holdings S.à r.l., Rowan Offshore Luxembourg S.à r.l., Rowan Rigs S.à r.l., RDC Offshore Luxembourg S.à r.l. and Rowan Financial Holdings S.à r.l. – Registration Statement of form S-3 – Senior Notes and Guarantees

Ladies and Gentlemen,

1.          We have acted as Luxembourg legal counsel to (i) Ralph Coffman Luxembourg S.à r.l., with registered office located at 17, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the Registre de Commerce et des Sociétés in Luxembourg (the “RCS”) under number B180856 (“Ralph Coffman”), (ii) RDC Holdings Luxembourg S.à r.l., with registered office located at 17, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the RCS under number B167417 (“RDC Holdings”), (iii) Rowan International Rig Holdings S.à r.l., with registered office located at 48, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the RCS under number B211156 (“Rowan International”), (iv) Rowan Offshore Luxembourg S.à r.l., with registered office located at 17, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the RCS under number B162526 (“Rowan Offshore”), (v) Rowan Rigs S.à r.l., with registered office located at 17, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the RCS under number B186655 (“Rowan Rigs”), (vi) RDC Offshore Luxembourg S.à r.l., with registered office located at 17, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the RCS under number B162525 (“RDC Offshore”), and (vii) Rowan Financial Holdings S.à r.l., with registered office located at 17, Boulevard F.W. Raiffeisen, L-2441 Luxembourg, registered with the RCS under number B211155 (“Rowan Financial”, together with Ralph Coffman, RDC Holdings, Rowan International, Rowan Offshore, Rowan Rigs and RDC Offshore, the “Companies”), in connection with the filling of a Form S-3 resale shelf registration statement under the U.S. Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), to be filed on 7 March 2022 (the “Registration Statement”), relating to the registration by Valaris Limited (the “Issuer”) of Senior Secured Notes due 2028 (the “Senior Notes”) and the related guarantee of the Senior Notes by the Companies (the “Guarantees”). The Senior Notes were issued under an indenture dated 30 April 2021 entered into between, inter alios, Valaris Limited, the Companies as guarantors and Wilmington Savings Fund Society, FSB as trustee (the “Indenture”).

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577

2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

2.	We have, for the purpose of this legal opinion, reviewed the following documents:

a)	an emailed scanned executed copy of the Indenture;

b)	a copy of the updated articles of association of Ralph Coffman dated 25 July 2018 (the “Ralph Coffman Articles”);

c)	a copy of the updated articles of association of RDC Holdings dated 3 February 2020 (the “RDC Holdings Articles”);

d)	a copy of the updated articles of association of Rowan International dated 25 July 2018 (the “Rowan International Articles”);

e)	a copy of the updated articles of association of Rowan Offshore dated 25 July 2018 (the “Rowan Offshore Articles”);

f)	a copy of the updated articles of association of Rowan Rigs dated 25 July 2018 (the “Rowan Rigs Articles”),

g)	a copy of the updated articles of association of RDC Offshore dated 25 July 2018 (the “RDC Offshore Articles”);

h)	a copy of the updated articles of association of Rowan Financial dated 25 July 2018 (the “Rowan Financial Articles”, together with the Ralph Coffman Articles, the RDC Holdings Articles, the Rowan International Articles, the Rowan Offshore Articles, the Rowan Rigs Articles and the RDC Offshore Articles, the “Articles”);

i)	an emailed scanned executed copy of the written resolutions of the board of managers of Ralph Coffman dated 27 April 2021 (the “Ralph Coffman Resolutions”);

j)	an emailed scanned executed copy of the written resolutions of the board of managers of RDC Holdings dated 29 April 2021 (the “RDC Holdings Resolutions”);

k)	an emailed scanned executed copy of the written resolutions of the board of managers of Rowan International dated 29 April 2021 (the “Rowan International Resolutions”);

l)	an emailed scanned executed copy of the written resolutions of the board of managers of Rowan Offshore dated 29 April 2021 (the “Rowan Offshore Resolutions”);

m)	an emailed scanned executed copy of the written resolutions of the board of managers of Rowan Rigs dated 29 April 2021 (the “Rowan Rigs Resolutions”);

n)	an emailed scanned executed copy of the written resolutions of the board of managers of RDC Offshore dated 27 April 2021 (the “RDC Offshore Resolutions”);

o)	an emailed scanned executed copy of the written resolutions of the board of managers of Rowan Financial dated 30 April 2021 (the “Rowan Financial Resolutions”, together with the Ralph Coffman Resolutions, the RDC Holdings Resolutions, the Rowan International Resolutions, the Rowan Offshore Resolutions, the Rowan Rigs Resolutions and the RDC Offshore Resolutions, the “Resolutions”);

p)	an electronic excerpt from the RCS dated 4 March 2022 relating to Ralph Coffman (the “Ralph Coffman Excerpt”);

q)	an electronic excerpt from the RCS dated 4 March 2022 relating to RDC Holdings (the “RDC Holdings Excerpt”);

r)	an electronic excerpt from the RCS dated 4 March 2022 relating to Rowan International (the “Rowan International Excerpt”);

s)	an electronic excerpt from the RCS dated 4 March 2022 relating to Rowan Offshore (the “Rowan Offshore Excerpt”);

t)	an electronic excerpt from the RCS dated 4 March 2022 relating to Rowan Rigs (the “Rowan Rigs Excerpt”);

u)	an electronic excerpt from the RCS dated 4 March 2022 relating to RDC Offshore (the “RDC Offshore Excerpt”),

v)	an electronic excerpt from the RCS dated 4 March 2022 relating to Rowan Financial (the “Rowan Financial Excerpt”, together with the Ralph Coffman Excerpt, the RDC Holdings Excerpt, the Rowan International Excerpt, the Rowan Offshore Excerpt, the Rowan Rigs Excerpt and the RDC Offshore Excerpt, the “Excerpts”); and

w)	electronic certificats de non-inscription d’une décision judiciaire (certificates as to the non-inscription of a court decision) issued by the RCS dated 4 March 2022 (the “Certificates”) certifying that as of 3 March 2022 no Luxembourg court decision as to inter alia the faillite, concordat préventif de la faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire or foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) have been filed with the RCS in respect of the Companies.

Words and expressions used herein shall have the meaning given herein when used in this opinion as defined terms. The documents listed under a) to w) above are together referred to as the “Documents”.

Except for the Documents, we have not, for the purposes of this opinion, examined any other document even if referred to or annexed as schedules or exhibits to the Documents and entered into by, or affecting, any of the Companies.

3.          We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 4 March 2022 at 9:22 a.m. (CET) as to whether a faillite (bankruptcy) ruling has been issued against any of the Companies by a court in Luxembourg and we also made an enquiry in relation to the Companies on the website of the RCS on 4 March 2022 at 9:21 a.m. (CET) as to whether faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation) or any similar Fileable Foreign Proceedings, or a decision appointing an administrateur provisoire (interim administrator) have been filed with the RCS with respect to any of the Companies (together, the “Searches”). At the time of the relevant Search, no court ruling declaring any of the Companies subject to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation), or appointing an administrateur provisoire (interim administrator ), and no similar Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. The Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such court ruling has been rendered, any such proceedings or Fileable Foreign Proceedings commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare any of the Companies subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation), and the results of the Searches set out in this paragraph are qualified accordingly.

We have not made any enquiries or searches (whether within this firm or otherwise) except as set forth above.

4.          The present opinion relates only to the laws of Luxembourg as they are in force and are construed at the date hereof in prevailing published court precedents. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation on any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the Documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination.

5.          For the purpose of rendering this opinion, we have assumed:

(i)	the genuineness of all signatures, stamps and seals (whether any of the foregoing are wet ink or electronic), and the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies (including, but not limited to, the Documents) and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and that the persons purported to have signed have in fact signed, and had the general legal capacity to sign documents;

(ii)	that the Indenture has been duly authorised, executed and delivered by each of the parties thereto (other than the Companies);

(iii)	that each of the parties (other than the Companies) to the Indenture is duly incorporated, organised and existing under the laws of the jurisdiction of its organisation or incorporation and has full capacity, power, authority and right to enter into the Documents to which it is a party and to perform its obligations thereunder;

(iv)	that the Indenture and the obligations contemplated by the Senior Notes and described in the Registration Statement constitute valid binding and enforceable obligations of the parties thereto under the laws of New York to which they are expressed to be subject to and any other applicable law;

(v)	the absence of any other arrangements between any of the parties to the Indenture and any third parties which modify or supersede any of their terms or which render the information or the Indenture provided to us for the purpose of this opinion inaccurate, incomplete or misleading or which affect the conclusions stated in this opinion;

(vi)	that, without limitation, all consents, clearances, approvals, permissions, licences or orders of, or notices to or filings with, any court, government department or other regulatory body and authorisations required under the laws or regulations of any jurisdiction (other than Luxembourg with respect to the Companies) for or in connection with the entering into the Indenture have been made or obtained and remain in full force and effect;

(vii)	the due compliance with all matters under such laws, other than as to the Companies to the extent a party thereto, Luxembourg law, as may relate to the Indenture or the persons expressed to be parties thereto or the performance or enforcement by or against such parties of such of their obligations or rights as are to be performed or enforced outside Luxembourg;

(viii)	that the entering into the Indenture is in the corporate interest of each of the parties thereto and that the transactions are entered into for bona fide commercial reasons by all parties, with a valid rationale and without the intention to defraud any creditors, shareholders or third parties, or to circumvent the laws or regulations of any jurisdiction;

(ix)	that none of the parties to the Documents has passed a voluntary winding-up or similar resolution, no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy, controlled management or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation or centre of main interests, as the case may be, or where it carries on its business, have been taken in relation to any such party and no receiver, manager, trustee or similar officer has been appointed in relation to such party or any of its assets or revenues;

(x)	that no foreign law adversely affects the opinions set out herein;

(xi)	that no proceedings have been instituted or injunction granted against any of the Companies to restrain them from entering into, or performing any of their obligations under the Indenture ;

(xii)	that our understanding of the English terms used in the Documents (other than the Excerpts and the Certificates which are worded in French) is (i) based on the meaning generally ascribed to them among non-native English speaking foreign legal practitioners without direct training in English, U.S. or any other anglo-saxon legal system and (ii) is hence without knowledge of the specific meaning and implications of such terms when used in the context of such legal systems;

(xiii)	that the Articles are up-to-date, accurate, complete, have not been amended or rescinded and are in full force and effect;

(xiv)	that the Resolutions reflect resolutions of each member of the board of managers of each of the Companies that have been duly passed, are accurate, complete, have not been amended or rescinded and are in full force and effect;

(xv)	that the Excerpts, the Certificates and the files of the Companies at the RCS are up-to-date, accurate and complete;

(xvi)	that each of the Companies have its head office (administration centrale) and its centre of main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) in Luxembourg, in each case as such terms are defined in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (“Regulation 2015/848”) or Luxembourg law, as applicable;

(xvii)	that the Indenture has been signed by or on behalf of the Companies by Kevin Michael Klein;

(xviii)	that the entering into and performance of the Indenture, and the obligations thereunder, by the respective parties thereto do not, in the case of any such party, contravene, and such agreements are not invalid or unenforceable under, the law of the jurisdiction of organisation of such party (other than Luxembourg law to the extent opined on herein);

(xix)	that the Indenture is not affected by any matter or factual circumstance such as duress (violence), undue influence (dol), mistake (erreur) or inadequacy (lésion) and the Agreements have not been entered into by any party in connection with money laundering or any other unlawful activity;

(xx)	that the Senior Notes have been duly and validly issued in accordance with the Indenture; and

(xxi)	that the choice of law to govern the Indenture and the submission by the parties to the Indenture to the courts referred to in the Indenture are valid and binding under the laws of any applicable jurisdiction (other than Luxembourg) and that such choice of law and submission to jurisdiction would be recognised and given effect by the relevant jurisdictions (other than Luxembourg).

6.          Subject to the above as well as the reservations set out below, we are of the following opinion:

(a)	Status

Each of the Companies is a Luxembourg private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg.

(b)	Corporate power and authority

Each of the Companies has the corporate power and authority to enter into and execute the Guarantees as set forth in the Indenture.

(c)	Valid Obligations

The obligations expressed to be assumed by the Companies under the Indenture are of a type that would be enforceable against the Companies in accordance with its terms.

7.          Our opinion is subject to the following qualifications:

(a)	The opinions stated herein are subject to all limitations resulting from any laws from time to time in effect relating to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation, suretyship and all other similar laws affecting creditors’ rights generally.

(b)	Powers of attorney or of representation may not be held to be irrevocable and, in particular as a result of bankruptcy or similar proceedings, will be revoked as at zero hour on the day of the relevant court order although they were expressed to be irrevocable.

(c)	The corporate or other documents (including, but not limited to, the notice of a bankruptcy or liquidation ruling or a dissolution resolution, the notice of the appointment of an insolvency receiver or liquidator or other similar officer) of or with respect to the Companies may not be held at the RCS immediately and there may be a delay in the relevant document appearing on the files of the Companies.

(d)	Our opinion as to the existence of the Companies is based solely on the Searches, the Articles, the Excerpts and the Certificates.

(e)	Where any obligations of any person are to be performed in a jurisdiction outside Luxembourg, such obligations may not be valid, binding or enforceable under Luxembourg law if and to the extent that performance thereof would be illegal or contrary to public policy under the laws of such jurisdiction, and any security expressed to secure the performance of such an obligation may therefore be considered unenforceable by a Luxembourg court.

(f)	The validity, binding nature or enforcement of obligations may be invalidated by reason of fraud or reason of public order.

(g)	Obligations other than payment obligations may not give rise to specific performance pursuant to court orders, but may result only in damages.

(h)	The rights and obligations of the parties under the Indenture may be limited by general principles or measures of criminal law, including, but not limited to criminal freezing orders.

(i)	Any obligations to pay a sum of money in a currency which is not EURO (a "foreign currency") will be enforceable only in EURO, even if the monetary judgment may be expressed in a foreign currency.

(j)	An obligation to pay interest on interest may not be enforceable in Luxembourg.

(k)	Obligations to pay a penalty under any form may be construed as a clause pénale within the meaning of Article 1152 and Articles 1226 et seq. of the Luxembourg Civil Code. Any pecuniary remedy provided for under an agreement subject to a foreign law which does not allow a reduction or increase as aforesaid may be held not to be compatible with Luxembourg law and Luxembourg international public policy.

(l)	Obligations to make payments that may be regarded as penalties or fines may not be enforceable in Luxembourg and Luxembourg law does not recognise special, exemplary, punitive or non consequential damages or similar contractual provisions.

(m)	No opinion is given as to whether the performance of the Indenture would cause any borrowing limits, debt/equity ratios, prudential, regulatory or other applicable ratios or limits of the Companies to be exceeded or as to the consequences thereof.

(n)	An exclusion or a limitation of liability (including by way of indemnification or contribution) may not be upheld in a Luxembourg court in case of gross negligence (faute lourde) or willful misconduct (faute intentionnelle) or where such limitation would deprive the agreement of its cause.

(o)	Under Luxembourg contract law unforeseeable damages may not be claimed.

(p)	Any certification, determination, calculation or recordation which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts, and will not be effective if such calculation, determination, recordation or certification is fraudulent or erroneous and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(q)	The right of a party to recover legal fees or other fees, costs and other expenses generally relating to the exercise or defence of its rights may be subject to limitation or may not be enforceable in accordance with its terms before a Luxembourg court.

(r)	Claims may become barred under statutory limitations period rules and be subject to the rules of set-off or counterclaim, which may also under certain conditions occur by operation of law.

(s)	Any general provisions resulting in appointing directly or indirectly a person or entity to take legal action before the Luxembourg courts on behalf of another party will not be enforceable before Luxembourg courts pursuant to the rule "nul ne plaide par procureur" and accordingly any such action will require a specific mandate given to the agent and disclosure by such agent of its principals.

(t)	The question whether or not any provisions of the Indenture which may not be valid may be severed from the other provisions thereof in order to save those other provisions would be determined by the Luxembourg courts in their discretion.

(u)	Other than expressly opined on herein (and subject to the assumptions and reservations herein), we express no opinion on the accuracy of, nor whether any party has complied with any representations, warranty, covenant or undertakings made, by or concerning any party to the Indenture.

(v)	The waiver of rights (including without limitation rights of recourse) before they come into existence may not be enforceable under Luxembourg law.

(w)	A contractual provision purporting to determine the date on which service of process, notification of court order or any other notice is deemed to have been made may not be recognised by a Luxembourg court.

(x)	Notwithstanding any contractual provision allowing for a service of process against the Companies through a service agent in a foreign jurisdiction, the Companies may be validly served at their registered office by application of (and subject to) the relevant Luxembourg procedural rules. A contractual provision allowing the service of process against the Companies through a service agent will only cover such service of process as set forth therein and we give no opinion as to whether summary proceedings initiated in Luxembourg are covered thereby.

(y)	Provisions purporting to give certain parties the right to appoint a "receiver" or a similar officer in respect of a Luxembourg company, its assets and/or the administration thereof may not be legal, effective or enforceable under Luxembourg law and may not be enforced by Luxembourg courts, in particular, but without limitation, in connection with (i) the rights reserved to the corporate bodies of such Luxembourg company pursuant to the Articles or the Luxembourg Law of 10 August 1915 on commercial companies, as amended or (ii) in the case of insolvency of such Luxembourg company, the rights reserved to a Luxembourg bankruptcy receiver or similar officer appointed by a Luxembourg court pursuant to Luxembourg insolvency laws.

(z)	Subrogation of rights may be subject to the conditions set forth in law and not only be governed by contractual arrangements.

(aa)	Any undertaking by any of the parties not to take action which would result in bankruptcy, insolvency, reprieve from payment, or moratorium proceeding of a Luxembourg company may not be enforceable, and the competent Luxembourg court could always decide to submit the relevant company to such proceedings.

(bb)	Any provision stating that any rights and obligations thereunder shall bind successors and assignees of any party thereto may, where the law does not provide therefor, not be enforceable in Luxembourg in the absence of any further agreements to that effect with such successors or assignees.

(cc)	The Indenture contains provisions which refer to rights and obligations of the parties thereto, or definitions, by reference to a foreign law or statute; any such provisions are not covered by our opinions herein.

(dd)	We express no opinion on taxation.

(ee)	We give no opinion as to any provision of the Indenture or the existence, amendment thereof or impact thereon, pursuant to and/or by reference to the U.S. Trust Indenture Act of 1939 (and our opinion is as a whole qualified thereby).

(ff)	The provision in the Indenture that any act, event or omission might operate to discharge, impair or otherwise affect any of the obligations of any party thereunder or the rights, powers and remedies conferred upon the other party(ies) by the relevant agreement or by law, shall not affect the obligations of the relevant party contained in the relevant agreements nor the rights, powers and remedies conferred upon the other party(ies) by the relevant agreement or by law, nor the security interest (if relevant) created thereby, might not be upheld by a Luxembourg court.

(gg)	Security interests or guarantees if and to the extent that they constitute accessories to the principal obligations that they are securing or guaranteeing may, depending on circumstances, be terminated and/or be of no effect if the principal obligations to which they relate are terminated and/or are of no effect.

(hh)	It is generally accepted by doctrine and court precedents to which Luxembourg courts will be likely to refer that, in the context of a group of related companies, the existence of a group interest in granting upstream or side-stream financial assistance under any form (including under the form of guarantee or security) to group companies constitutes sufficient corporate benefit to enable a company to provide such financial assistance, provided that the following conditions are met:

-	financial assistance must be given for the purpose of promoting a common economic, social and financial interest determined in accordance with policies applicable to the entire group;

-	the commitment to grant the financial assistance must not be without consideration or break up the balance between the various group companies. In other words, such commitment by a group company must not be manifestly disproportionate in view of the obligations entered into by other group companies; and

-	the financial assistance granted must not exceed the financial abilities of the committing company.

We are not in a position to express any views on whether the guarantees and the security interests given pursuant to the Indenture meet such tests.

The potential consequence of the absence of corporate interest in giving upstream or side-ways guarantees is discussed in legal doctrine. While some authors express the view that an absence of corporate interest could give rise to liability of the managers/directors of the relevant company only, others consider that the consequence could be that the relevant obligations would be null and void if the contractual counterparty knew or should, in light of the circumstances have known, of the absence of corporate benefit. Accordingly, the guarantees and the security interests given by the Companies under the Indenture may be reduced or deemed null and void as a result of non-compliance with the conditions set forth above if the beneficiaries thereof were aware or could not have been unaware of the absence of any corporate benefit.

(ii)	The choice of law provisions will be recognised and given effect to by Luxembourg courts unless such choices of law are meant to circumvent rules of public policy of the laws that would have otherwise applied in the absence of such choice of law provisions.

(jj)	A Luxembourg court may refuse to apply or recognize the chosen governing law if:

-	(i) the choice was not made bona fide; or

-	(ii) the foreign law was not pleaded and proved; or

-	(iii) the foreign law was contrary to the overriding mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg international public policy or Luxembourg public policy; or

-	(iv) all other elements relevant to the situation at the time of the choice are located in a country other than the country whose law has been chosen in which case it may apply the imperative laws (lois impératives) of that other country; or

-	(v) the agreement has a strong connection to another country and certain overriding mandatory laws (lois de police) of that country are applicable regardless of the chosen governing law, in which case it may apply those laws; or

-	(vi) a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings, as amended or by Regulation 2015/848 (as the case may be); or

-	(vii) the relevant contractual obligations or matters fall outside of the scope of Rome I and/or the relevant non contractual obligations or matters fall outside the scope of Rome II (as applicable).

(kk)	Under Luxembourg law the parties may choose the law governing an agreement creating a security interest subject to such choice not being abusive, however irrespective of the chosen governing law, the form, perfection and enforceability towards third parties and, depending on circumstances, the enforcement procedures, will be subject to the law of the situs of the assets over which security is taken.

(ll)	A Luxembourg court may stay proceedings brought in such court if concurrent proceedings are being brought elsewhere.

(mm)	The Luxembourg courts may require that any judgment obtained in a foreign court, and enforcement of which is being sought in Luxembourg and any documents tabled as evidence be translated into French or German.

(nn)	The enforcement of foreign judgments is subject to exequatur procedures and conditions provided for by Luxembourg law.

(oo)	Ralph Coffman, Rowan Offshore and Rowan Rigs have not on the date hereof filed their respective annual accounts for the financial year ended on 31 December 2020. The lack of filing within a period of 7 months from the year end (i.e. 31 December of each year) is considered as a serious breach of Luxembourg corporate law and may give rise to inter alia the judicial liquidation of the relevant Company pursuant to Article 1200-1 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended.

8.          This opinion speaks as of its date and is given on the basis that we undertake no responsibility to notify the Addressees of this opinion (or any other person) of any change in the laws of Luxembourg or their construction, interpretation or application after the date of this opinion or any change of circumstances occurring after the date of this opinion affecting any of the Companies which may have any bearing on this opinion.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms, as construed in accordance with Luxembourg law. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion will be governed and construed by Luxembourg law and Luxembourg courts have the exclusive jurisdiction thereon.

This opinion is for the sole benefit of the Addressees as of the date of this opinion in connection with the Registration Statement and may not be relied upon in any manner or used for any purpose by any other person or entity, and may not be quoted, otherwise referred to, delivered to, filed with or furnished or disclosed to any other party without our prior written consent. This opinion is strictly limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. In that respect, we have not been responsible for advising any person other than our client in relation to the transaction covered by this opinion. Against this background, we do not have any advisory duty to the Addressees or to any other person to whom a copy of this opinion may be communicated.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statements under the heading “Legal Matters” as Luxembourg counsel for the Companies. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the terms “expert” as used in the Act or the rules and regulations of the Commission referred to thereunder.

Yours sincerely,

ELVINGER HOSS PRUSSEN
société anonyme

/s/ Azadeh DJAZAYERI
Azadeh DJAZAYERI
Partner